EXHIBIT 10.47

October 31, 2016
Michael R. Stewart
3930 Ruckman Way
 Doylestown, PA 18902
Re:          Severance Agreement and General Release
Dear Michael:
We thank you for your service to STRATA Skin Sciences, Inc. (the "Company").  We are interested in resolving cooperatively your separation of employment with the Company, effective October 31, 2016 (the "Separation Date").  Toward this end, we propose the following Severance Agreement, which includes a General Release ("the Agreement").
Please note that some provisions of this Agreement apply whether or not you sign this Agreement.  Other provisions apply only if you sign.  Throughout this Agreement, we have tried to make this distinction clear.
For example, the terms and conditions set forth in Paragraph 1 below will apply regardless of whether you decide to sign this Agreement.  Conversely, you will not be eligible to receive the Severance Benefits set forth in Paragraph 2 below unless you sign and do not revoke this Agreement.  (Please see Paragraph 19 below for what it means to revoke this Agreement.)
This Agreement is a very important legal document.  I encourage you to read it carefully and make certain that you understand and agree with it before you sign it.
You may consider for twenty-one (21) days after you receive this Agreement whether you wish to sign it.  Because this is a legal document, you are encouraged to review the proposed Agreement with your attorney.
1.          General Terms of Termination.  As noted above, whether or not you sign this Agreement:
(a)          Your last day of employment will be the Separation Date.  You will be paid for all time worked up to and including your last day of employment.
(b)          You will be paid for accrued but unused vacation in accordance with Company policy.
(c)          Your eligibility to participate in Company sponsored group health coverage as an employee of the Company will end effective October 31, 2016.  However, you will be eligible to continue to participate in this health coverage in accordance with a federal law called the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), subject to COBRA's terms, conditions and restrictions.

Michael Stewart
October 31, 2016

If you decide not to sign this Agreement, you will be responsible for paying the entire cost of this coverage.  However, if you sign and do not revoke this Severance Agreement, the Company will pay a portion of the premium you otherwise would be required to pay, as described below in Paragraph 2(b).
(d)          Your eligibility to participate in all other Company-sponsored group benefits will end effective October 31, 2016.
(e)          You will be reimbursed for any expenses properly incurred on or before the Separation Date, provided that you submit receipts for such expenses in accordance with the Company's reimbursement policy on or before November 30, 2016.
(f)          Any Option Shares granted to you and which have vested as of the Separation Date pursuant to that certain Stock Option Agreement (Non-Qualified Stock Option) dated as of December 15, 2014 between the Company and you (the "Stock Option Agreement") shall continue to be exercisable for a period of ninety (90) days following the Separation Date, and thereafter shall expire and no longer be exercisable.
(g)          Any Option Shares granted to you and which have not vested as of the Separation Date pursuant to the Stock Option Agreement shall terminate as of the Separation Date.
(h)          You are required to comply with Paragraphs 7, 8 and 9 below.
2.          Severance Benefits.  If you sign and do not revoke this Agreement, agreeing to be bound by the General Release in Paragraph 3 below and the other terms and conditions of this Agreement described below, the Company will do the following:
(a)          The Company will pay you twelve (12) months of severance pay at your current Base Salary as of October 31, 2016, less withholding of all applicable federal, state and local taxes.  The severance payments will be paid to you in equal monthly installments pursuant to the Company's normal payroll procedures.  The first payment will be made on the Company's first payroll pay date that is at least ten (10) days after the expiration of the Revocation Period described in Paragraph 19 below.
(b)          The Company will reimburse you on a monthly basis for a portion of the premium for your continued participation in the Company's group health coverage pursuant to COBRA in an amount such that your net cost (after tax) for continued health insurance coverage is the same as your cost for such benefits as in effect on the Separation Date, until the earlier of (i) the date that is twelve (12) months after the date of termination, or (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA, provided that: (A) you are eligible for and timely elect to receive COBRA coverage from a source other than a new employer, and (B) you pay the remaining portion of the premium on a timely basis and present proof of such payment to the Company.  Thereafter, your continued participation in the Company's group health coverage pursuant to COBRA shall be at your sole

Michael Stewart
October 31, 2016

expense.  In the event you become eligible to receive health insurance coverage from another employer prior to October 31, 2017, the Company shall no longer have any obligation to make any payments pursuant to this Section 2(b), and you agree to immediately notify the Company in writing of such eligibility.
(c)          The Company will enter into a Consulting Agreement with you, pursuant to which the Company will engage you to provide consulting services to the Company for a period of six (6) months on the terms and conditions set forth in the Consulting Agreement, which is attached hereto as Exhibit A.
(d)          Notwithstanding the provisions of Section 3 of the Stock Option Agreement and Paragraph 1(g) of this Agreement, any Option Shares granted to you that have vested as of the Separation Date pursuant to the Stock Option Agreement shall continue to be exercisable until the later of (i) ninety (90) days following the Separation Date, or (ii) the termination of the Consulting Agreement referenced in Paragraph 2(c) and attached hereto as Exhibit A, and thereafter shall expire and no longer be exercisable.
(e)          For purposes of this Agreement, the term "Severance Benefits" includes the payments and other benefits set forth above in this Paragraph 2.
(f)          You will not be eligible for the Severance Benefits described in this Paragraph 2 if you revoke this Agreement on a timely basis in accordance with Paragraph 19 below.  You also will not be eligible for the Severance Benefits described in this Paragraph 2 until: (i) the Company has received an executed copy of this Agreement; (ii) you execute and deliver your resignation as an officer and director of the Company in the form attached hereto as Exhibit B; and (iii) you have returned all Company property and documents in accordance with Paragraph 9 below.
3.          General Release.
(a)          In exchange for the Company's Severance Benefits described in Paragraph 2, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other "Releasees" as defined below, from any and all claims, causes of action, complaints, lawsuits, demands or liabilities of any kind (collectively "Claims") as described below which you, your heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees.
(b)          By agreeing to this General Release, you are waiving any and all Claims that can be waived, to the maximum extent permitted by law, which you have or may have against the Company or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Agreement, and any monetary or other personal relief for such Claims, including but not limited to the following:
(i)          any Claims having anything to do with your employment with the Company and/or any of its parent, subsidiary, related and/or affiliated companies;

Michael Stewart
October 31, 2016

(ii)         any Claims having anything to do with the termination of your employment with the Company and/or any of its parent, subsidiary, related and/or affiliated companies;
(iii)        any Claims for severance, benefits, bonuses, commissions and/or other compensation of any kind;
(iv)        any Claims for reimbursement of expenses of any kind;
(v)         any Claims for attorneys' fees or costs;
(vi)        any Claims under the Employee Retirement Income Security Act ("ERISA");
(vii)       any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information or any other factor protected by Federal, State or Local law as enacted or amended (such as the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act and the Pennsylvania Human Relations Act) and any Claims for retaliation under any of the foregoing laws;
(viii)      any Claims regarding leaves of absence including, but not limited to, any Claims under the Family and Medical Leave Act;
(ix)         any Claims arising under the Immigration Reform and Control Act ("IRCA");
(x)          any Claims arising under the Uniformed Services Employment and Reemployment Rights Act ("USERRA") or any state law governing military leave;
(xi)         any Claims for violation of public policy;
(xii)        any whistleblower or retaliation Claims;
(xiii)       any Claims for emotional distress or pain and suffering;
(xiv)       any Claims under your Amended and Restated Employment Agreement dated as of December 15, 2015 (the "Employment Agreement"); and/or
(xv)        any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel, invasion of privacy and misrepresentation.

Michael Stewart
October 31, 2016

(c)          The term "Releasees" includes:  the Company and any parent, subsidiary, related or affiliated companies of the Company, and each of their past and present employees, officers, directors, attorneys, owners, partners, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns.
(d)          Please note also that this General Release includes all Claims known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised.
(e)          For purposes of this Agreement, the term "General Release" shall refer to this Paragraph 3 and all of its subparagraphs.
4.          Non-Released Claims.  The General Release in Paragraph 3 above does not apply to:
(a)          Any Claims for vested benefits under any Company retirement, 401(k), profit-sharing or other deferred compensation plan;
(b)          Any Claims to require the Company to honor its commitments set forth in this Agreement;
(c)          Any Claims to interpret or to determine the scope, meaning, enforceability or effect of this Agreement;
(d)          Any Claims that arise after you have signed this Agreement;
(e)          Any Claims for workers' compensation benefits, any Claims for unemployment compensation benefits, and any other Claims that cannot be waived by a private agreement.
The General Release is subject to and restricted by your Retained Rights in Paragraph 5.
5.          Retained Rights.
(a)          Regardless of whether or not you sign this Agreement, nothing in this Agreement is intended to or shall be interpreted to restrict or otherwise interfere with your: (i) obligation to testify truthfully in any forum; (ii) right and/or obligation to contact, cooperate with,  provide information to – or testify or otherwise participate in any action, investigation or proceeding of – any government agency or commission (including, but not limited, to the Equal Employment Opportunity Commission ("EEOC")); or (iii) obligation to disclose any information or produce any documents as is required by law or legal process.
(b)          Further, the General Release in Paragraph 3 does not prevent you from contacting or filing a charge with any federal, state or local government agency or commission (including, but not limited to, the EEOC).  However, the General Release does prevent you, to

Michael Stewart
October 31, 2016

the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 3 with regard to any charge you may file or which may be filed on your behalf, subject to Paragraph 5(c).
(c)          Nothing set forth in this Agreement is intended to prohibit you from reporting possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the U.S. Securities and Exchange Commission, the Congress and any agency Inspector General, or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended.  You are entitled to make reports and disclosures or otherwise take action under this Paragraph without the prior authorization from or subsequent notification to the Company.  Similarly, nothing set forth in this Agreement limits your right to receive a monetary award for information provided to the U.S. Securities and Exchange Commission pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended.
6.          Adequacy of Consideration.  You acknowledge and agree that the Severance Benefits under Paragraph 2 above:
(a)          Are not required by any policy, plan or prior agreement;
(b)          Constitute adequate consideration to support your General Release in Paragraph 3 above; and
(c)          Fully compensate you for the Claims you are releasing.
For purposes of this paragraph, "consideration" means something of value to which you are not already entitled.
7.          Prohibition on Your Using or Disclosing Confidential Information.  Regardless of whether you sign this Agreement, you are prohibited from using or disclosing confidential and/or proprietary information that you created or acquired in the course of your employment with the Company and that is not generally known by or readily accessible to the public.  This confidential and/or proprietary information includes, but is not limited to: trade secrets and confidential or proprietary information and property, and personal information pertaining to the business and affairs of the Company, and its customers, clients, licensors, licensees, employees, consultants and suppliers of or to any of them, including, without limitation, data, databases, know-how, trade secrets, marketing plans and opportunities, cost and pricing information, strategies, forecasts, licensee and customer lists, reports and surveys, concepts and ideas, computer software, systems and programs (including source code and documentation), and techniques and technical information.  For purposes of the remainder of this Agreement, confidential and/or proprietary information shall be referred to as "confidential information."  This prohibition is subject to and limited by your Retained Rights in Paragraph 5 above.

Michael Stewart
October 31, 2016

8.          Duty to Notify the Chief Financial Officer.  Regardless of whether you sign this Agreement, and in order to protect confidential information consistent with Paragraph 7, in the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of confidential information that you created or acquired in the course of your employment (as defined above in Paragraph 7), you must notify immediately the Company's Chief Financial Officer by calling her at the following phone number:  (215) 619-3267.  Regardless of whether you are successful in reaching the Chief Financial Officer by telephone, you also must notify her immediately in writing, via certified mail, at the following address:  100 Lakeside Drive, Horsham, PA 19044.  A copy of the request or demand as well as any and all documents potentially responsive to the request or demand shall be included with the written notification.  You shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto.  This obligation is subject to and limited by your Retained Rights in Paragraph 5 above.
9.          Company Property and Documents.  Regardless of whether you sign this Agreement, and as a condition of receiving the Severance Benefits set forth in Paragraph 2 above:
(a)          You must return to the Company, retaining no copies: (i) all Company property (including, but not limited to, office, desk or file cabinet keys, Company identification/pass cards, Company-provided credit cards and Company equipment, such as computers and prints outs); and (ii) all Company documents (including, but not limited to, all hard copy, electronic and other files, forms, lists, charts, photographs, correspondence, computer records, programs, notes, memos, disks, DVDs, etc.); and
(b)          You also must download all Company-related electronically stored information (including but not limited to emails) from any personal computer and/or other storage devices or equipment or personal email accounts and return all downloaded material or otherwise electronically stored information and completely remove all such electronically stored information from the hard drive of such personal computer and/or all other storage devices or personal email accounts.
11.          Post-Termination Restrictions.
(a)          By signing this Agreement, in accordance with Section 12 of the Employment Agreement, you and the Company agree to amend Section 7(a)(i) of the Employment Agreement to delete the phrase "12 months following the date of termination of Employee's employment for any reason" and replace it with the phrase "the later of eighteen (18) months following the date of termination of Employee's employment for any reason or twelve (12) months following the termination of any consulting relationship entered into between Employee and the Company after the termination of Employee's employment," the effect of such amendment being to increase the duration of the Restricted Period applicable to the restrictive

Michael Stewart
October 31, 2016

covenants set forth in Section 7 of the Employment Agreement from a period of twelve (12) months following the Separation Date to a period ending eighteen (18) months following the Separation Date or twelve (12) months after the termination of the Consulting Agreement, whichever is later.
(b)          You reaffirm that you will comply with: (i) all of your post-employment obligations as set forth in the Employment Agreement, including, but not limited to, the restrictive covenants (as amended) set forth in Section 7 of the Employment Agreement; and (ii) all of your post-employment obligations as set forth in your Employee Confidentiality and Invention Agreement dated as of December 15, 2014.
(c)          You acknowledge and agree that if you breach your post-employment restrictions set forth in the Employment Agreement (including, but not limited to, the restrictive covenants set forth in Section 7 of the Employment Agreement, as amended) and/or your Employee Confidentiality and Invention Agreement dated as of December 15, 2014, the Company (in addition to any rights it may have in law or in equity) shall have no further obligation to make future payments of the Severance Benefits described in Paragraph 2 of this Agreement.  You further acknowledge and agree that if the Company ceases to make future payments of the Severance Benefits described in Paragraph 2 of this Agreement pursuant to this Paragraph 10(c), the Severance Benefits already received by you constitute adequate consideration to support your General Release in Paragraph 3 above.
11.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Pennsylvania.
12.          Statement of Non-Admission.  Nothing in this Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above.  Rather, the proposed Agreement is being offered for the sole purpose of settling cooperatively and amicably any and all possible disputes between the parties.
13.          Interpretation of Agreement.  Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law.  If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form.  Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other.  In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full, force and effect.
14.          Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes any and all prior representations, agreements, written or oral, expressed or

Michael Stewart
October 31, 2016

implied, except for the Employment Agreement and your Employee Confidentiality and Invention Agreement dated as of December 15, 2014, which, as amended herein where applicable, survive the termination of your employment and are incorporated herein by reference.  This Agreement may not be modified or amended other than by an agreement in writing signed by a duly authorized officer of the Company or a member of the Compensation Committee of the Company's Board of Directors.
15.          Acknowledgment.  You acknowledge and agree that, subsequent to the termination of your employment, you shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement.  You also acknowledge and agree that you have been paid for all time worked and have received all other compensation owed to you, except for any payments owed to you pursuant to Paragraph 1 which shall be paid to you regardless of whether you sign this Agreement.
16.          Assignment.  This Agreement shall be binding upon and be for the benefit of the parties as well as your heirs and the Company's successors and assigns.
17.          Headings/Days.  The headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement.  All references to a number of days throughout this Agreement refer to calendar days.
18.          Representations.  You agree and represent that:
(a)          You have read carefully the terms of this Agreement, including the General Release;
(b)          You have had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney;
(c)          You understand the meaning and effect of the terms of this Agreement, including the General Release;
(d)          You were given twenty-one (21) days following your receipt of this Agreement to determine whether you wished to sign this Agreement, including the General Release;
(e)          Your decision to sign this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind;
(f)          No promise or inducement not expressed in this Agreement has been made to you;
(g)          You understand that you are waiving your Claims as set forth in Paragraph 3 above, including, but not limited to, Claims for age discrimination under the Age

Michael Stewart
October 31, 2016

Discrimination in Employment Act (subject to the limitations in Paragraph 4 above and your Retained Rights in Paragraph 5 above); and
(h)          You have adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 3 above.
19.          Revocation Period.  If you sign this Agreement, you will retain the right to revoke it for seven (7) days.  If you revoke this Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Agreement.  The Agreement shall not be effective until after the Revocation Period has expired without your having revoked it.  To revoke this Agreement, you must send a certified letter to my attention at the following address:  100 Lakeside Drive, Suite 100, Horsham, PA 19044.  The letter must be post‑marked within seven (7) days of your execution of this Agreement.  If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day.  If you revoke this Agreement on a timely basis, you shall not be eligible for the Severance Benefits set forth in Paragraph 2.
20.          Offer Expiration Date.  As noted above, you have twenty-one (21) days after your receipt of this Agreement  to decide whether you wish to sign this Agreement.  Any changes that were made to this Agreement, whether material or immaterial, including those made at your request, do not restart the running of the twenty-one (21) day consideration period.  If you do not sign this Agreement within twenty-one (21) days of your receipt of it, then this offer shall expire and you will not be eligible for the Severance Benefits set forth in Paragraph 2 above.
If you agree with the all of the terms of this Agreement, please sign below, indicating that you understand, agree with and intend to be legally bound by this Agreement, including the General Release, and return the signed Agreement to me.
We wish you the best in the future.
Sincerely,

_/s/ Jeffrey F. O'Donnell, Sr.
Jeffrey F. O'Donnell, Sr.
Chairman, Board of Directors
 Strata Skin Sciences, Inc.
UNDERSTOOD AND AGREED,
INTENDING TO BE LEGALLY BOUND:
_/s/ Michael R. Stewart
Michael R. Stewart
_October 31, 2016
Date
_/s/ Marilyn B. Gensel
Witness